Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMARCO, Inc.
Lake Forest, California
     We consent to incorporation by reference in the Registration Statement (No. 33-44943) on Form S-8 of Comarco, Inc. of our report dated June 26, 2009, with respect to the statements of net assets available for benefits of Comarco, Inc. Savings and Retirement Plan as of December 31, 2008 and 2007 and the related statements of changes in net assets available for benefits for each of the years ended December 31, 2008, 2007 and 2006 and the related supplemental schedule which report appears in the December 31, 2008 annual report on Form 11-K of Comarco, Inc. Savings and Retirement Plan.
/s/Lesley, Thomas, Schwarz & Postma, Inc.
Newport Beach, California
June 26, 2009

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